Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REPORTS FISCAL 2008 SECOND QUARTER FINANCIAL RESULTS

NIWOT, COLORADO — August 7, 2008 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the quarter ended June 30, 2008.

Revenues for the quarter ended June 30, 2008 were $222.8 million compared to $224.3 million for the quarter ended June 30, 2007.  For the quarter ended June 30, 2008 international sales rose approximately 20% to $130.1 million compared to $108.9 million for the same period a year ago, and domestic sales decreased 20% to $92.6 million versus $115.4 million for the quarter ended June 30, 2007.  The Company reported net income of $2.1 million, or $0.03 per diluted share compared to net income of $48.5 million, or $0.58 per diluted share, for the quarter ended June 30, 2007. Reported diluted earnings per share of $0.03 for the quarter ended June 30, 2008 includes an aggregate $0.03 for charges related to the impairment of certain fixed assets equaling $2.9 million and a portion of the previously announced pre-tax charge associated with the shutdown of the Company’s Canadian manufacturing operations of approximately $1.4 million.

Gross profit for the second quarter of 2008 was $90.3 million, or 41% of revenues, compared to $131.9 million, or 59% of revenues, for the second quarter of 2007.  Selling, general and administrative expenses for the quarter ended June 30, 2008 were $89.9 million, or 40% of revenues, compared to $63.5 million, or 28% of revenues, in the quarter ended June 30, 2007.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented: “The first half of 2008 was a challenging period for our Company as we dealt with a difficult macro-economic environment and lower than expected demand in certain markets. Despite our recent financial results, we continue to be confident about the strength of the Crocs brand and we remain optimistic about the future potential of this business. Over the near-term, we are focused on further reducing our expenses in order to exit this year with a leaner infrastructure while at the same time strategically increasing the retail presence and consumer awareness of our more recent product introductions.  Longer-term, we are developing more comprehensive lines of footwear under specific category segments and implementing a more disciplined distribution strategy in order to reinvigorate our top-line. We are committed to improving our execution across the board and returning this company to growth and profitability.”

Balance Sheet

As of June 30, 2008, inventories decreased 17% to $220.2 million compared to $265.5 million as of March 31, 2008.  In addition, the Company ended the second quarter with cash and cash equivalents of $51.2 million, an increase of $21.6 million compared to cash and cash equivalents of $29.6 million at the end of the first quarter in 2008.  Additionally, the Company recognized impairment charges on certain fixed assets, primarily related to molds, in the amount of $2.9 million.  These charges were recorded as the molds relate to styles that Crocs no longer intends to manufacture or styles for which the Company has more molds on hand than necessary to meet projected demand.

Guidance

For the year ending December 31, 2008, Crocs reiterates that it expects revenues to be down modestly compared to 2007 levels with diluted earnings per share of approximately break-even, including the total pre-tax charge of approximately $20.0 million, or $0.16 per diluted share associated with the shutdown of the Company’s Canadian manufacturing operations. For the quarter ending September 30, 2008, the Company reiterates that it expects revenues to be in the range of $195.0 million to $205.0 million and diluted earnings per share of approximately $0.01 to $0.05.

Conference Call Information

A conference call to discuss second quarter fiscal 2008 financial results is scheduled for today (August 7, 2008) at 4:45 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the

‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc:
Crocs, Inc. is a designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 1,600 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects, inventory and strategic advances and our expectations regarding our growth, revenues, brand, expense reductions, distribution strategy, future sales and earnings, international expansion and product development.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$222,770	$224,273	$421,310	$366,275
Cost of sales	132,482	92,329	245,788	149,845
Gross profit	90,288	131,944	175,522	216,430

Selling, general and administrative expenses	89,857	63,472	166,833	110,799
Restructuring Charges	470	—	4,319	—
Impairment Charges	2,903	—	13,716	—

Income (loss) from operations	(2,942)	68,472	(9,346)	105,631

Interest expense	598	51	971	115
Other expense (income), net	314	(399)	(47)	(915)
Income (loss) before income taxes	(3,854)	68,820	(10,270)	106,431

Income tax expense (benefit)	(5,986)	20,369	(7,875)	33,035

Net income (loss)	2,132	48,451	(2,395)	73,396

Net income (loss) per share:
Basic	$0.03	$0.60	$(0.03)	$0.92
Diluted	$0.03	$0.58	$(0.03)	$0.88

Weighted average common shares:
Basic	82,718,731	80,253,555	82,603,666	79,761,491
Diluted	83,740,782	83,686,108	82,603,666	83,066,178

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$51,230	$36,335
Restricted cash	3,930	300
Accounts receivable, net	128,110	152,919
Inventories, net	220,174	248,391
Deferred tax assets, net	13,695	12,140
Income tax receivable	5,985	—
Prepaid expenses and other current assets	20,792	17,865
Assets held for sale	1,051	—

Total current assets	444,967	467,950

Property and equipment, net	96,862	88,184
Restricted cash	1,120	1,014
Goodwill	23,050	23,759
Other intangibles, net	40,017	31,634
Deferred tax assets, net	22,002	8,051
Other assets	11,359	6,833

Total assets	$639,377	$627,425

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$45,743	$82,979
Accrued expenses and other liabilities	55,373	57,246
Accrued Restructuring Charges	867	—
Deferred tax liabilities, net	661	265
Income taxes payable	10,643	19,851
Notes payable and current installments of long-term debt	36,963	7,107

Total current liabilities	150,250	167,448

Long-term debt	—	9
Deferred tax liabilities, net	6,198	1,858
Other liabilities	23,131	13,997

Total liabilities	$179,579	$183,312

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000
authorized, 83,332,493 and 82,808,493 shares issued and outstanding in 2008 and 82,722,426 and 82,198,426 issued and outstanding in 2007	83	83
Treasury Stock, 524,000 shares, at cost	(25,022)	(25,022)
Additional paid-in-capital	227,056	211,936
Deferred compensation	(1,130)	(2,402)
Retained earnings	246,914	249,309
Accumulated other comprehensive income	11,897	10,209
Total stockholders’ equity	459,798	444,113

Total liabilities and stockholders’ equity	$639,377	$627,425